UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 24, 2006

CANCERVAX CORPORATION.
(Exact name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	1-12449 (Commission File Number)	52-2243564 (I.R.S. Employer Identification No.)
2110 Rutherford Road
Carlsbad, California 92008
(Address of Principal Executive Offices)
(760) 494-4200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 20.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreements.
SIGNATURES

Item 1.01 Entry Into Material Definitive Agreements.
     1.     Payment of Bonuses to Executive Officers for Fiscal 2005. On March 20, 2006, the Compensation Committee of the Board of Directors (the “Committee”) of CancerVax Corporation (the "Company”) approved bonus payments to the Company’s executive officers pursuant to the CancerVax 2005 Management Incentive Compensation Plan (the “2005 Bonus Plan”). Under the 2005 Bonus Plan, bonuses may be paid in cash or in shares of the Company’s common stock. The Committee elected to pay the bonuses for the 2005 fiscal year through the issuance of the Company’s common stock under the CancerVax Corporation Amended and Restated 2003 Equity Incentive Award Plan (the “2003 Plan”). The Committee determined the cash bonus to which each executive officer was entitled under the 2005 Plan, as described below, and each such cash bonus was converted into a stock award for a number of shares of CancerVax common stock determined by dividing the amount of such cash bonus by $2.87, which was the closing price per share of the Company’s common stock on March 20, 2006. A number of shares of the Company’s common stock with a fair market value equal to the aggregate withholding taxes payable with respect to each stock award was withheld by the Company from each award.
     The Company’s executive officers were eligible to receive bonuses if certain individual and corporate performance criteria were achieved during fiscal 2005. Bonus payments were based on the Committee’s evaluation of the Company’s achievement of the corporate performance goals for 2005, which goals were previously established by the Committee and the Board of Directors in February 2005. These performance goals included the achievement of performance targets with respect to the Company’s clinical trials, financial objectives, completion of the Company’s manufacturing facility expansion, operations, quality and analytical sciences development objectives, and the achievement of certain development milestones with respect to new product candidates. As described in the 2005 Bonus Plan, the individual performance of each of the executive officers during 2005 was also evaluated by the Committee based on the achievement of individual performance goals set in early 2005 (other than the Chief Executive Officer and President, whose bonus was determined solely by reference to the achievement of corporate goals). Despite the discontinuation of the Company’s Phase 3 clinical trials and all other development activities related to its Canvaxin™ product candidate in 2005, the Committee determined that most of the specific corporate objectives, as well as each officer’s individual objectives, had been achieved. In determining bonuses for the executive officers, the Committee also considered the effectiveness of the Company’s efforts to rapidly implement restructuring measures following the discontinuation of the Canvaxin™ development program, as well as the execution of a merger agreement with Micromet AG, which was announced on January 9, 2006.
     The total bonuses, net of withholding taxes, earned by each executive officer for 2005 were as follows:

		Number of Shares of
		Company Common
		Stock Subject to Stock
		Award
		(net of withholding
Name	Title	taxes)
Hazel M. Aker	Senior Vice President, General Counsel & Secretary	13,579
Carol G. Gallagher	Vice President, Sales, Marketing and Product Planning	10,826
Guy Gammon	Vice President, Clinical	11,419
David F. Hale	President and CEO	42,702
William R. La Rue	Senior Vice President and CFO	13,086
Jeff S. Silverman	Vice President, Manufacturing Operations	6,139
Dennis E. Van Epps	Vice President, Research	11,323

     The foregoing description is a summary only, is not necessarily complete, and is qualified by the full text of the 2005 Bonus Plan, which was filed by the Company as Exhibit 10.2 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 8, 2005.
     2.      Option Award to David F. Hale. On March 20, 2006, the Committee approved the Committee’s recommendations with respect to the grant of 100,000 stock options under the 2003 Plan to David F. Hale, the President and Chief Executive Officer of the Company. The terms of this award are further described below.
     The stock options granted to Mr. Hale under the 2003 Plan will have a ten-year term. The exercise price per share for these stock options is $2.87, which was the fair market value per share of the Company’s common stock on the date of grant, as determined under the 2003 Plan. The stock options will vest in monthly increments over a four year period commencing on the first monthly anniversary of the date of grant, subject to Mr. Hale’s continued employment or service with the Company on such dates. The stock options will be evidenced by, and subject to the terms and provisions of, a stock option agreement in substantially the form previously filed by the Company as Exhibit 10.4 to the Quarterly Report on Form 10-Q filed by the Company with the Securities and Exchange Commission on May 5, 2005 (the “Option Agreement”).
* * * * * * * * *

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANCERVAX CORPORATION
Date: March 24, 2006

By:	/s/ William R. LaRue
William R. LaRue
Chief Financial Officer